EMPLOYMENT AGREEMENT

      AGREEMENT dated as of October 1, 1998 by and between CSL LIGHTING MANUFACTURING, INC., a Delaware corporation ("CSL" or the "Company") and SKEGIN residing at 1250 N. Kings Rd., #505 West Hollywood, CA 90069 ("Skegin").

      WHEREAS, Skegin is currently the President and sole shareholder of Ortek Corporation ("Ortek"); and

      WHEREAS, simultaneously herewith the Company is acquiring substantially all of the assets of Ortek pursuant to an Asset Purchase Agreement of even date herewith; and

      WHEREAS, the Company desires to assure itself of the benefit of Skegin's services and experience for a period of time; and

      WHEREAS, Skegin is willing to enter into an agreement to that end with the Company upon the terms and conditions herein set forth.

      NOW THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto agree as follows:

      1. Employment. CSL hereby employs Skegin as President -- Ortek Division and Skegin hereby accepts such employment and agrees to perform his duties and responsibilities hereunder in accordance with the terms and conditions hereinafter set forth.

      2. Duties and Responsibilities. Skegin shall be the President -- Ortek Division during the Employment Term (as defined below). Skegin shall report to and be subject to the direction of the Chief Executive Officer and/or the President of CSL and Skegin shall perform such duties as may be assigned to him from time to time by the Chief Executive Officer and/or President of CSL; provided, that such duties shall be of a nature consistent with the dignity and authority of the positions of President -- Ortek Division. During the Employment Term Skegin shall, subject to the Company's vacation policy, devote substantially all of his normal business time and attention to the businesses of CSL and its subsidiaries and affiliates and shall perform such duties in a diligent, trustworthy, loyal, businesslike and efficient manner, all for the purpose of advancing the business of CSL and its subsidiaries and affiliates. Nothing contained in this Agreement shall be deemed to prohibit Skegin from devoting a nominal amount of his time to his (and his family's) personal investments, provided, however, that, in case of conflict, the performance of Skegin's duties under this Agreement shall take precedence over his activities with respect to such investments.

      3. Term. The Term of this Agreement shall commence on the date hereof and shall continue until September 30, 2003, unless terminated prior thereto in accordance with the terms and provisions hereof (the "Employment Term").

      4. Compensation. CSL shall pay to Skegin a salary at the rate of $80,000.00 per year, payable in such manner as CSL shall determine, but in no event any less often than monthly, less withholding required by law and other deductions agreed to by Skegin. Skegin's annual salary may be increased during the Employment Term in the sole discretion of the Board.

      5. Bonus. In addition to the compensation provided for in Paragraph 4 of this Agreement, Skegin shall during the Employment Term be eligible to participate in the Company's then existing and effective profit sharing and bonus plans. Furthermore Skegin shall receive such other bonuses as determined in the sole discretion of the Board of Directors.

      6. Expenses and Benefits.


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

            (a) CSL shall, consistent with CSL's policy of reporting and reimbursement of business expenses, reimburse Skegin for such other ordinary and necessary entertainment and business related expenses as shall be incurred by Skegin in the course of the performance of his duties under this Agreement.

            (b) Skegin shall be entitled to participate, to the extent he qualifies, in such life insurance, hospitalization, disability and other medical insurance plans or programs as are generally made available to employees of CSL.

      7. Skegin's Representation and Warranties. Skegin represents and warrants that he has the full right and authority to enter into this Agreement and fully perform his obligations hereunder, that he is not subject to any non-competition agreement other than with the Company, and that his past, present and anticipated future activities have not and will not infringe on the proprietary rights of others. Skegin further represents and warrants that he is not obligated under any contract (including, but not limited to, licenses, covenants or commitments of any nature) or other agreement or subject to any judgment, decree or order of any court or administrative agency which would conflict with his obligation to use his best efforts to perform his duties hereunder or which would conflict with the Company's business and operations as presently conducted or proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company's business as officer and employee by Skegin will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument to which Skegin is currently a party.

      8. Termination.

            (a) CSL shall have the right to terminate this Agreement for disability in the event Skegin suffers any illness or incapacity of such character as to substantially disable him from performing his duties hereunder for a period of more than ninety (90) consecutive days in any one calendar year upon CSL giving at least fifteen (15) days written notice of its intention to so


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

terminate. If Skegin shall resume his duties hereunder within fifteen (15) days following the receipt of such notice and shall perform such duties for forty
(40) days of the next sixty (60) consecutive days thereafter, the Employment Term shall continue without interruption and such notice of intention to terminate shall have no further force or validity.

            (b) This Agreement shall terminate automatically upon the death of Skegin, except that Skegin's salary through the date of his death and any cash payments due him, if any, through the date of this death shall be paid to his estate within thirty (30) days of his death.

            (c) CSL may terminate this Agreement at any time with Reasonable Cause upon five (5) days written notice to Skegin. "Reasonable Cause" means (i) conviction of a crime involving moral turpitude; (ii) Skegin having engaged in any activity in competition with CSL, without CSL's consent; (iii) Skegin having divulged any secret or confidential information of a material nature belonging to CSL, without CSL's consent, except as required by law; (iv) Skegin's dishonesty or misconduct that is damaging or detrimental to CSL in any material respect; or (v) Skegin's breach of any material term of this Agreement; provided, however, that termination under this provision shall not be effective unless Skegin shall have first received written notice from CSL of the specific acts or omissions alleged to constitute a breach of any material term of this Agreement, and such breach continues unremedied for a period of fifteen (15) days after such notice.

            (d) If, during the employment period, the Company terminates Skegin's employment other than for Cause or Disability, the Company shall pay to Skegin a cash payment equal to the "Base Amount" (as defined below). The Base Amount shall mean the sum of (i) the annual base salary at the time of such termination, and (ii) the amount of the highest aggregate annual bonus received by Skegin from the Company in any year during the two (2) year period preceding the date of such termination. Such sum shall be payable in an lump sum payment within ninety (90) days of the date of such termination.


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

      9. Non-Competition. Skegin covenants and agrees that during his employment hereunder and for a period of one year after his employment hereunder is terminated, he will not, without the prior written consent of CSL, (a) compete with the business of CSL or any of its subsidiaries or affiliates and, in particular, he will not without such consent, directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as a director, officer, employee, partner, consultant or agent with, any business in competition with or similar to the business of CSL or any of its subsidiaries or affiliates; provided, however, that Skegin may own up to two percent of the capital stock of any publicly traded corporation in competition with the business of CSL or any of its subsidiaries or affiliates if the fair market value of such corporation's outstanding capital stock exceeds $100 million, and
(b) divert, take away, interfere with or attempt to take away any present or former employee or customer of CSL or


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

any of its subsidiaries or affiliates. In the event that the provisions of this
Section 9 should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by applicable law, then such provisions shall be deemed reformed to the maximum permitted by applicable law. Skegin acknowledges and agrees that the foregoing covenant is an essential element of this Agreement and that, but for the agreement of Skegin to comply with the covenant, the Company would not have entered into this Agreement, and that the remedy at law for any breach of the covenant will be inadequate and the Company, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage.

      10. Confidential Information. Skegin recognizes and acknowledges that the customer lists, patents, inventions, copyrights, methods of doing business, trade secrets and proprietary information of CSL including, without limitation, as the same may exist from time to time, are valuable, special and unique assets of the business of CSL. Except in the ordinary course of business or as required by law, Skegin shall not, during or after the Employment Term, disclose any such list of customers or any part thereof, any such patents, inventions, copyrights, methods of doing business, trade secrets or proprietary information which are not otherwise in the public domain to any person, firm, corporation or other entity for any reason whatsoever. In addition, Skegin specifically acknowledges and agrees that the remedy at law for any breach of the foregoing shall be inadequate and that the Company, in addition to any other relief available to them, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage.


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

      11. Opportunities. During his employment with CSL, Skegin shall not take any action which might divert from CSL or any of its subsidiaries or affiliates any opportunity which would be within the scope of any of the present or future businesses of CSL or any of its subsidiaries or affiliates.

      12. Contents of Agreement, Parties in Interest, Assignment, etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Skegin hereunder which are of a personal nature shall neither be assigned nor transferred in whole or in party by Skegin. This Agreement shall not be amended except by a written instrument duly executed by CSL and Skegin.

      13. Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extend of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable term or provision had not been contained herein.

      14. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered personally or five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:


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

      If to CSL
      addressed to:           CSL Lighting Manufacturing, Inc.,
                              27615 Avenue Hopkins
                              Valencia, California 91355-3493
                              Attn: Mark J. Allen, Chief Executive Officer

      with a copy to:         Morse, Zelnick, Rose & Lander, LLP
                              450 Park Avenue
                              New York, New York 10022
                              Attn: Kenneth S. Rose, Esq.

      If to Skegin
      addressed to:           Miron Skegin
                              1250 N. Kings Rd., #505
                              West Hollywood, CA 90069

or at such other address as the one party shall specify to the other party in writing.

      15. Counterparts and Headings. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all which together shall constitute one and the same instrument. All headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

      16. Governing Law. This Agreement shall be construed in accordance with the laws of the State of California.

      17. Arbitration. Any disputes arising hereunder shall be submitted to arbitration before a single arbitrator in Los Angeles, California under the rules and regulations of the American Arbitration Association. Any award in such arbitration proceeding may be enforced in any court of competent jurisdiction.


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

THIS AGREEEMENT CONTAINS VERY IMPORTANT TERMS GOVERNING YOUR EMPLOYMENT. IN PARTICULAR, PARAGRAPH 9 AFFECTS YOUR ABILITY TO TAKE CERTAIN ACTIONS FOLLOWING THE TERMINATION OF THIS AGREEMENT. YOU SHOULD SEEK ADVICE FROM YOUR ATTORNEY REGARDING ANY MATTER RELATING TO THIS AGREEMENT. BY EXECUTING THIS AGREEMENT, YOU ARE AFFIRMING THAT YOU HAVE HAD THE OPPORTUNITY TO REVIEW THIS AGREEMENT AND TO CONSULT WITH YOUR ATTORNEY IF YOU SO DESIRED, THAT YOU UNDERSTAND THE MEANING AND SIGNIFICANCE OF ALL OF ITS PROVISIONS, THAT NO REPRESENTATIONS OR PROMISES HAVE BEEN MADE TO YOU REGARDING YOUR EMPLOYMENT WHICH ARE NOT SET FORTH IN THIS AGREEMENT, AND THAT YOU ARE FREELY SIGNING THIS AGREEMENT TO OBTAIN EMPLOYMENT WITH THE COMPANY.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                                    CSL LIGHTING MANUFACTURING, INC.


                                    By:
                                       ---------------------------------------
                                       Mark J. Allen
                                       Chief Executive Officer


                                    ------------------------------------------
                                    MIRON SKEGIN


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